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                       Securities And Exchange Commission
                             Washington, D.C. 20549
                          ----------------------------

                                 Schedule 14D-9
                                (Amendment No. 1)
                      Solicitation/Recommendation Statement
                       Pursuant to Section 14(d)(4) of The
                         Securities Exchange Act of 1934
                          ----------------------------

                                PremiumWear, Inc.
                            (Name of Subject Company)

                                PremiumWear, Inc.
                        (Name of Person Filing Statement)

                          Common Stock, $.01 Par Value
                         (Title of Class of Securities)

                            740909106 (Common Stock)
                      (Cusip Number of Class of Securities)
                          ----------------------------

                                  David E. Berg
                             Chief Executive Officer
                                PremiumWear, Inc.
                5500 Feltl Road, Minnetonka, Minnesota 55343-7902
                        (800) 248-0158 or (952) 979-1700
       (Name, Address and Telephone Number of Person Authorized to Receive
       Notice and Communications on Behalf of the Person Filing Statement)

                                    Copy To:

                             Frank B. Bennett, Esq.
                            Barbara Lano Rummel, Esq.
                           Lindquist & Vennum P.L.L.P.
                                 4200 IDS Center
                             80 South Eighth Street
                          Minneapolis, Minnesota 55402
                                 (612) 371-3211

[_] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer

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The purpose of this amendment is to file an additional exhibit to the Schedule
14D-9 filed on June 9, 2000.

Item 9.  Material to be Filed as Exhibits.

         The following Exhibits are filed herewith:

Exhibit No.                                 Description
-----------                                 -----------

**(a)(1) Offer to Purchase dated June 9, 2000 (incorporated by reference to Exhibit (a)(1)(A) to the Schedule TO of Purchaser filed on June 9, 2000).
**(a)(2)          Letter of Transmittal (incorporated by reference to Exhibit
                  (a)(1)(B) to the Schedule TO of Parent and Purchaser filed on June 9, 2000).
**(a)(3)          Form of Letter to Stockholders of PremiumWear, dated June 9,
                  2000.*
**(a)(4) Press Release issued by PremiumWear on May 30, 2000 (incorporated by reference to Exhibit 99 to the Schedule 14D-9C of PremiumWear filed on May 30, 2000).
  (a)(5) Press Release issued by PremiumWear on June 27, 2000 and submitted electronically herewith.
**(e)(1) Agreement and Plan of Merger, dated as of May 26, 2000, among Parent, Purchaser and PremiumWear (incorporated by reference to Exhibit (d)(1) to the Schedule TO of Parent filed on June 9, 2000).
**(e)(2) Opinion of Peter J. Solomon Securities Company Limited, dated May 26, 2000 (included as Annex A to the Statement).*
**(e)(3) The Information Statement of PremiumWear dated June 9, 2000 (included as Annex B to the Statement).*
**(e)(4) Mutual Non-Disclosure Agreement, dated effective February 10, 2000, between Parent and PremiumWear (incorporated by reference to Exhibit(d)(2) to the Schedule TO of Parent filed on June 9, 2000).*
**(e)(5) Amendment to Rights Agreement, effective as of May 26, 2000, to the Rights Agreement, dated as of July 25, 1997 by and between PremiumWear and Norwest Bank of Minnesota, N.A. (incorporated by reference to Exhibit 1 to the Form 8-A/A of PremiumWear filed on June 9, 2000).
**(e)(6) Amended and Restated Change in Control Severance Agreement made and entered into by and between PremiumWear and Thomas D. Gleason effective as of April 18, 2000 (incorporated by reference to Exhibit 99.2 to the Form 8-K of PremiumWear filed on June 9, 2000).
**(e)(7) Amended and Restated Change in Control Severance Agreement made and entered into by and between PremiumWear and David E. Berg effective as of May 22, 2000 (incorporated by reference to Exhibit 99.3 to the Form 8-K of PremiumWear filed on June 9, 2000).
**(e)(8) Employment Agreements made and entered into effective as of May 26, 2000 by and between PremiumWear, Inc. and (a) David E. Berg, (b) Cynthia L. Boeddeker, (c) James S. Bury, (d) Timothy
                  C. Klouda and (e) Dennis G. Lenz (incorporated by reference to
                  Exhibit 99.4(a)-(e) to the Form 8-K of PremiumWear filed on June 9, 2000).
**(e)(9) First Amendment to Change in Control Severance Agreement made and entered effective as of May 26, 2000 by and between PremiumWear, Inc. and (a) David E. Berg,

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                  (b) Cynthia L. Boeddeker, (c) James S. Bury, (d) Timothy C.
                  Klouda and (e) Dennis G. Lenz (incorporated by reference to
                  Exhibit 99.5(a) - (e) to the Form 8-K of PremiumWear filed on
                  June 9, 2000).
**(e)(10)         Consulting Agreement, dated as of May 26, 2000, between
                  PremiumWear, Inc., New England Business Service, Inc. and
                  Thomas D. Gleason (incorporated by reference to Exhibit 99.6 to the Form 8-K of PremiumWear filed on June 9, 2000).

(g)      Not applicable.

 * Included with the Statement mailed to stockholders.
** Filed previously.



                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                        PREMIUMWEAR, INC.

                                        By:  /s/ James S. Bury
                                             -----------------------------------
                                             James S. Bury
                                             Vice President of Finance

Dated: June 28, 2000

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